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                                                                    EXHIBIT 3(d)



                            CERTIFICATE OF AMENDMENT

                                       OF

                RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

                                 * * * * * * * *


                  THE WILLIAMS COMPANIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of The Williams Companies, Inc., at a meeting of the Board of Directors duly called and held on November 23, 1997, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation, as amended, of said
Company:

                                    RESOLVED that the Board of Directors of
         the Company hereby declares it advisable to amend Article FOURTH of the Company's Restated Certificate of Incorporation, as amended, to increase the authorized Common Stock, $1.00 par value, so that, as amended, the first paragraph of Article FOURTH shall be, and read, as follows:


                                    "FOURTH:  The total number of shares
                        of capital stock which the Company shall have authority to issue is 990,000,000 shares, consisting of 960,000,000 shares of Common Stock, par value $1.00 per share (the "Common

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                        Stock") and 30,000,000 shares of Preferred
                        Stock, par value $1.00 per share (the
                        "Preferred Stock")."

                  SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this Certificate to be signed by William G. von Glahn, its Senior Vice President and General Counsel, and attested by David M. Higbee, its Secretary, this 26th day of February, 1998.


                                             THE WILLIAMS COMPANIES, INC.


                                    By:      /s/  WILLIAM G. VON GLAHN
                                             -------------------------------
                                                   William G. von Glahn
                                                Senior Vice President and
                                                    General Counsel



ATTEST:



By:      /s/ DAVID M. HIGBEE
     -------------------------
             David M. Higbee
                Secretary